THE SOUTHLAND CORPORATION
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                     FOR ELIGIBLE EMPLOYEES


                     EFFECTIVE JANUARY 1, 1998



I.    PURPOSE

    This deferred compensation plan is an unfunded employee pension benefit plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.


II.    DEFINITIONS

    The following terms are capitalized throughout the text of this Plan when they are intended to have the meaning shown below:

    A.    "ACCOUNT" means the amount of Deferrals, Matching
Contributions and Interest to the credit of a Participant.

    B. "ADMINISTRATOR" means The Southland Corporation and any person to whom the Administrator delegates authority by means of a letter addressed to the delegatee. The Administrator may revoke any delegation of authority by means of a letter to the delegatee. The Administrator shall have full power to construe and interpret the Plan and make all decisions regarding eligibility, benefits, Accounts, Interest and all other matters under the Plan.

    C. "BENEFICIARY" means the individual or other legal entity designated by the Participant in the last Beneficiary designation filed with the Administrator by the Participant under this Plan, or if such designated individual or other legal entity does not survive the Participant, or no Beneficiary designation is filed, the Participant's estate.

    D. "CHANGE IN CONTROL" means (a) the direct or indirect acquisition by any Person (an "Acquiring Person") other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary of the Company, of securities of the Company representing 50% or more of the combined voting power of the Company, such that such Person becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of the Company; or (b) a public announcement of a tender offer or exchange offer by

                                     Tab
any Acquiring Person for securities representing 50% or more of the combined voting power of the Company, which offer is not opposed by the Company's Board of Directors; (c) the approval by the shareholders of the Company of a merger or a consolidation of the Company with any other Person (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the stock of the Company outstanding immediately before the consummation thereof continuing to represent a majority of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation; or (d) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or distribution by the Company of all or substantially all of the Company's assets (or, if no such approval is required, the consummation of such a liquidation, sale or disposition in one transaction or a series of related transactions), other than a liquidation, sale or disposition of all or substantially all of the Company's assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

    E. "CODE" means the Internal Revenue Code of 1986, as amended.

    F. "COMPANY" means Southland, all corporations which are members of a controlled group of corporations (within the meaning of section 414(b) of the Internal Revenue Code of 1986 ("Code") that includes Southland and all trades or businesses (whether or not incorporated) which are under common control (within the meaning of section 414(c)) with Southland.

    G.    "DEFERRAL" means the actual amount of Eligible
Compensation deferred per the Participant's instructions.

    H. "ELIGIBLE COMPENSATION" means the sum of (a) W-2 compensation paid while the employee is eligible to make
Deferrals into this plan, (b) any deferrals made to Profit
Sharing and (c) salary reduction amounts from the employee taken on a pre-tax basis. Eligible Compensation in a calendar year in excess of $160,000 (for 1998), as adjusted under Code section 401(a)(17), will not be taken into account.

    I. "HIGHLY COMPENSATED EMPLOYEE" means an employee of the Company who, during the preceding calendar year, received W-2 compensation in excess of $80,000, as adjusted under Code section 414(q)(1). Any Participant in this Plan who ceases to be considered a Highly Compensated Employee will not be eligible to participate in this Plan and no further Deferrals or Matching Contributions will be credited to his/her Account, however, Interest will continue to be credited to such Account.

    J. "INTEREST" means the amount of money credited to a Participant's Account under Section IV. C. of this Plan.

    K. "MATCHING CONTRIBUTION" means the amount of money credited to a Participant's Account under Section IV. B. of this Plan.

    L. "PARTICIPANT" means a Highly Compensated Employee who meets the eligibility requirements of Section III of this Plan and who has elected to defer compensation under this Plan.

    M. "PLAN" means the Plan embodied herein as it may be amended from time to time. It shall be known as The
Southland Corporation Supplemental Executive Retirement Plan for Eligible Employees.

    N. "PLAN YEAR" means the period January 1st through December 31st, except in the first year of the Plan. In the first year, the Plan Year will begin on the date determined by the Administrator to be the effective date of the Plan and ending on December 31st of that year.

    O.    "PROFIT SHARING PLAN" means The Southland
Corporation Employees' Savings and Profit Sharing Plan.

    P.    "RETIREMENT" means a Participant's or former
Participant's separation from employment with the Company on or after (a) attaining age 60 or (b) when his or her age plus years of employment is greater than or equal to 70.

    Q.    "SOUTHLAND" means The Southland Corporation.

    R. "TRIGGERING EVENT" means retirement, death or disability or separation from employment with the Company.


III.    ELIGIBILITY

    A. Participation is voluntary. All Highly Compensated Employees of the Company will be eligible to participate in any pay period ending on or after the date 12 months after the Highly Compensated Employee was first employed by the Company.


IV.    CONTRIBUTIONS

    A.    TIME AND METHOD OF ELECTING PRE-TAX DEFERRAL

        1. In order to participate in the Plan with pre-tax Deferrals, a Highly Compensated Employee must, after having received a written explanation of the terms of, and the benefits provided under, the Plan, elect to participate in the Plan by executing such form or forms as are provided by the Administrator. Such election to participate and execution of a deferral election agreement shall be effective on any date prior to the rendition of services for which salary subject to the deferral election agreement would otherwise have been paid to such Highly Compensated Employee.

2. Before the first day of any Plan Year a Participant may elect, in writing, to defer a percentage of Eligible Compensation for that Plan Year. This Deferral cannot exceed twelve (12) percent of Eligible Compensation. The amount of each Participant's Deferrals will be credited to the Participant's Account as of the month they are withheld from the Participant's Eligible Compensation.

    B.    COMPANY MATCHING CONTRIBUTIONS

1.    In addition to a Participant's Deferrals under Section
IV. A. each Plan Year, a Participant's Account may be credited with a Matching Contribution, if authorized by Southland for the Plan Year. If so authorized, a Matching Contribution will be made by Southland with respect to a Participant's Deferrals for the Plan Year on up to a maximum of 6% of the Participant's Eligible Compensation (up to $160,000, as adjusted under Code Section 401(a)(17)) minus the amount of the Participant's deferral to the Profit Sharing Plan. Matching Contributions will be credited to Participant Accounts at the same rate that Southland matches under the Profit Sharing Plan, but using years of service with the Company, minus one, rather than years of participation in the Profit Sharing Plan, to determine a Participant's Group, according to the following table.

    GROUP           YEARS OF            WEIGHTING
                 PARTICIPATION
-------------------------------------------------
     A               1-3                   1
     B               4-7                   2
     C             8 or more               4
-------------------------------------------------

2. The Company Matching Contribution, regardless of when made, will be credited as of December 31st each Plan Year, but will accrue Interest only after the deposit is made into the Participant's Accounts by book-entry or otherwise.

    C.    INTEREST

        On the last day of each Plan Year each Participant's Account will be credited with Interest on the average balance in their Account (excluding current Plan Year Company Matching Contribution) at the end of each of the 12 preceding calendar months. The Interest rate will be equal to 120% of the applicable federal long-term rate, for compounding annually, as published by the Internal Revenue Service. This rate will be reset for all Account balances each January 1 based upon the applicable federal long-term rate as of December 1 of the preceding year.

    D.    ACCOUNTS

        The Company shall maintain an Account for each Participant, consisting of the Participant's Deferrals, the Matching Contribution, if any, allocated to the Account on the basis of the Participant's Deferrals, as provided in
Section IV.B., above, plus any Interest that is credited to the Account, as provided under Section IV.C., above. The
Account may be maintained by book entry.

V.    PAYMENT OF BENEFITS

    A.    METHODS OF PAYMENT

        1. Timing of Payment(s): The balance credited to a Participant's Account (or sub-account, as the case may be, if different payment dates are selected for different
Deferrals) shall be payable at the earliest of the following events:

            (a)    Separation from employment with the
Company,
            (b)    Retirement, Disability or Death,
            (c)    On a fixed date designated by the
Participant at the time of Deferral (must be at least three years after the date the Deferral election is made), or
            (d)    Upon a Change in Control of Southland.

        2. Form of Benefit: Payments, if under V. A.1(a) or (b) above, shall be made in either a lump sum or in annual installments, as designated by the Participant at the time of the Deferral. The timing of the lump sum payment or the first installment payment will be at the option of the Participant, as designated by the Participant at the time of Deferral. Options are as follows:

            (a) Payable the 15th of the month following a Triggering Event, or
            (b) Payable January 15th of the year following a Triggering Event.

        If annual installment payments are elected, the installment period will be limited to a maximum of ten (10) annual installments. The first payment will be made as directed by the Participant on the Deferral form and the remaining payments will be paid annually on or about January 15th of each following year (one-tenth of the remaining balance in the first year, one-ninth of the remaining balance in the second year, one-eighth of the remaining balance in the third year, etc.). Account balances will continue to be credited with Interest until paid.

        3. A Participant may accelerate or delay the timing of payment elected under Section V.A.1.(c) above, provided that the new election is made at least three years before the payment would otherwise occur.

    B. Payments for Unforeseeable Emergency. Upon request by the Participant or the Participant's Beneficiary, withdrawal may be made solely at the Administrator's discretion, to assist the Participant or Participant's Beneficiary in the case of disability or similar hardships as determined by the Administrator in its complete discretion. The amount withdrawn may not exceed the amount needed to meet the unforeseeable emergency. In the event that the Participant is granted a payment for an unforeseeable emergency, no Deferrals or Company Matching Contributions shall be made to this Plan or any other similar plan on behalf of the Participant for 12 months following receipt of the payment.

    C. In the event of a Change in Control of Southland, payments of the Account balance will be paid to Participants within 10 days following the Change in Control in a lump sum including Interest to the date of payment.

    D. Any payment due to Participants under this Plan will be payable from the general assets of the Company, or if established by the Company, a trust.

    E. If this Plan is terminated, the Account balances under the Plan will be paid in a lump sum no later than the January 15th following the termination date.


VI.    NATURE OF THE PLAN; FUNDING

    A.    NO TRUST REQUIRED

        Benefits under the Plan shall constitute general obligations of the employer under the terms of the Plan, and the adoption of this Plan shall not require the creation of a trust or the setting aside of amounts by the Company with which to discharge its obligations hereunder. Any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of general creditors of the Company. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.

    B.    FUNDING OF OBLIGATION

        The Company may elect to establish a grantor
("rabbi") trust and to transfer assets to the trust, the provisions of which shall require the use of the Trust's assets to satisfy claims of a Company's general unsecured creditors in the event of such Company's insolvency and direct that no Participant shall at any time have a prior claim to such assets of this Plan. It is the intention of the Company that the Plan and trust (if any) shall be unfunded for tax and Title I of ERISA purposes.

VII.    MISCELLANEOUS PROVISIONS AND DEFINITIONS

    A.    ALIENATION OF BENEFITS

        A Participant or Beneficiary's right to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment (either at law or in equity), pledge, encumbrance, attachment, levy, execution, or garnishment by the creditors of the Participant or Beneficiary or to any other legal, equitable, bankruptcy, or other process, and security interests may not be created therein.


VIII.    AMENDMENT OR TERMINATION OF PLAN

    A. Although Southland has established this Plan with the intention of maintaining it for an indefinite period of time, Southland reserves the right from time to time to reduce or modify the benefits provided by the Plan or to terminate the Plan.

    B.    Southland may amend or terminate this Plan by:

        1.    A resolution of the Board of Directors, or
        2.    An instrument signed by the President and Chief
Executive Officer.


IX.    NONGUARANTEE OF EMPLOYMENT

    Nothing in this Plan shall be construed as a contract of employment between the Company and any Participant, as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge a Participant with or without cause.


X.    PLAN INFORMATION

    A.    The name of the Plan is The Southland Corporation
Supplemental Executive Retirement Plan for Eligible
Employees.

    B. The Employer Identification Number (EIN) assigned to The Southland Corporation, the sponsor of the Plan, is 75-
1085131.  The number assigned to the Plan by the Plan
Administrator is Plan 106. The address of the Plan sponsor is as follows:

            The Southland Corporation
            2711 N. Haskell Ave.
            PO Box 711
            Dallas, TX  75221-0711

    C. All expenses of the Plan including, but not limited to, the benefits and the cost of its administration and operation shall be paid by Southland.


XI.    SITUS

    The situs of the Plan is Dallas, Dallas County, Texas. All of the Administrator's actions will occur and all of its decisions will be made at its office in Dallas, Dallas County, Texas. All claims for benefits will be made when received by the Administrator at its office in Dallas, Dallas County, Texas either by delivery in person or by depositing in the mail. All benefits will be paid by Southland in Dallas, Dallas County, Texas.


XII.    CONSTRUCTION

    A.    All questions concerning the validity,
construction, interpretation, and administration of the Plan will be determined under the laws (other than those relating to conflicts of law) of the State of Texas, as amended from time to time, to the extent that such laws are not superseded by ERISA.

    B. Words used herein in any gender shall include the other two genders, where appropriate.

    C. Words used herein in the singular shall include the plural, and vice versa where appropriate.

    D. If any provision is determined to be void by any court of competent jurisdiction, the Plan will continue to operate and, for the purpose of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.